Exhibit 99.02

News Release

Investor Contact:

Stan Finkelstein

Investor Relations

(925) 290-4321

ir@formfactor.com

FormFactor, Inc. Provides Update to Q1’16 Guidance

LIVERMORE, CA — (Marketwired) — 03/29/16 — FormFactor, Inc. (NASDAQ: FORM) today announced that its first-quarter 2016 results will be below prior guidance. The company expects revenue of between $53 million to $54 million, non-GAAP gross margin of 22% to 24%, and non-GAAP loss per share of $0.10 to $0.12.

This revision is the result of two timing-related factors. First and primarily, to meet a doubling in demand for SoC probe cards by a key customer, the company increased capacity, although at a rate slower than originally planned. The company holds record backlog for this product line, and expects to continue to produce at record levels through the remainder of 2016. Second, the company experienced push-outs of DRAM probe card deliveries by certain customers from the first quarter to the early part of the second quarter. This SoC and DRAM demand is secured by firm customer purchase orders.

In addition, the company provided preliminary second quarter revenue guidance of $72 million to $80 million.

“With the strong demand acceleration for the company’s SoC probe cards, and the gradual increase in DRAM new-design activity, we remain confident that we will grow annual revenues for the fourth consecutive year,” commented Mike Slessor, FormFactor’s Chief Executive Officer.

The company also confirmed that it anticipates closing its acquisition of Cascade Microtech by mid-2016 as previously announced.

Conference Call and Webcast Details

The public is invited to a listen-only live webcast of the conference call at 5:00 p.m. Eastern (2:00 p.m. Pacific). The conference call can be joined by dialing (877) 331-4217, Conference ID 80069448, within the U.S. and (224) 633-1404 for all other locations. To access the webcast, visit the Investors section of FormFactor’s web site at http://www.formfactor.com and click on the Events & Presentations section to view the details. A webcast replay will be available on the FormFactor web site approximately three hours after the conference call concludes. The recording will be available by telephone through Tuesday, April 5, 2016 2:00 PM Pacific, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406(international) and entering confirmation code 80069448.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions or trends, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements may contain words such as “may,” “anticipate,” “expect,” “believe,” “planned” and “continue,” the negative or plural of these words and similar expressions, and include the assumptions that underlie such statements. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: changes in demand for the company’s products; risks in technical execution and capacity expansion; changes in expected seasonality; risks to the company’s ability to execute on its operational model; risks to the company’s ability to realize sustainable profitability to achieve its growth objectives and to meet customer demand for its products; and changes in the market and macro-economic environments; the timing to consummate the proposed acquisition of Cascade Microtech; the risks that one or more conditions to the closing of acquisition of Cascade Microtech may not be satisfied; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies relating to such acquisition; the ability to retain key employees, customers and suppliers; the diversion of management time on merger-related issues; and changes in FormFactor’s or Cascade Microtech’s future cash requirements, capital requirements, results of operations, financial conditions and/or cash flows, and other factors. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s annual report on Form 10-K for the fiscal year ended fiscal year ended December 26, 2015, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and other reports filed with the SEC by FormFactor and Cascade Microtech, under the caption “Risk Factors” and elsewhere. Copies of these SEC filings are available at http://investors.formfactor.com/sec.cfm or http://www.sec.gov/. Unless required by law, the company assumes no obligation to update the information in this press release, to revise any forward-looking statements, or to update the reasons actual results could differ from those anticipated in forward-looking statements.

This press release contains non-GAAP financial measures. We believe that the presentation of non-GAAP gross margin and non-GAAP earnings per fully-diluted share provides supplemental information that is important to understanding financial and business trends relating to our financial condition and results of operations. These non-GAAP measures are among the primary indicators used by management as a basis for planning and forecasting future periods, and by management and our board of directors to determine whether our operating performance has met certain targets and thresholds. Management uses non-GAAP net income and non-GAAP earnings per fully-diluted share when evaluating operating performance because it believes that the exclusion of applicable items, for which the amounts or timing may vary significantly depending upon the Company’s activities and other factors, facilitates comparability of the Company’s operating performance from period to period. We have chosen to provide this information to investors so they can analyze our operating results closer to the way that management does, and use this information in their assessment of our business and the valuation of our Company. We compute non-GAAP gross margin and non-GAAP fully-diluted earnings per share by adjusting GAAP net income and GAAP earnings per fully-diluted share to remove the impact of certain adjustments and the tax effect of those adjustments. These non-GAAP measures are not in accordance with, or an alternative to, GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, gross margin or earnings per fully-diluted share prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. We may expect to continue to incur expenses of a nature similar to the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP gross margin and non-GAAP earnings per fully-diluted share should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

FORM-F